Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549
FOR IMMEDIATE RELEASE
DRG&L
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Announces Closing on

Sale of $280,000,000 of 9% Senior Notes due 2019

ALICE, TEXAS – June 7, 2011 – Forbes Energy Services Ltd. (TSX: FRB) (the “Company”) announced that it closed today the sale of $280,000,000 aggregate principal amount of 9% Senior Notes due 2019 (CUSIP Nos. 345143 AA9 and G37948 AB5) (the “New Notes”) in a private placement. The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or available exemption from such registration requirements.

The net proceeds to the Company from this offering were approximately $272.7 million, after the initial purchaser discount and related offering expenses. The Company used $218.3 million of such proceeds to purchase approximately 97.6% of the outstanding $192.5 million aggregate principal amount of its 11% Senior Secured Notes due 2015 (CUSIP 345140 AC 1) (the “Second Priority Notes”) pursuant to its tender offer for the Second Priority Notes and the related consent solicitation. The $218.3 million comprised the total consideration paid for such Second Priority Notes tendered, including related accrued interest and consent fees. In addition, the Company used $21.5 million of the net proceeds to repurchase all of the outstanding $20 million aggregate principal amount of its First Priority Floating Rate Notes due 2014 which amount comprised the outstanding principal and accrued interest plus a make-whole premium. We expect that the remaining proceeds will be used to redeem the remaining Second Priority Notes outstanding and for general corporate purposes.

The Company’s purchase today of the tendered Second Priority Notes made effective the Fourth Supplemental Indenture executed by the Company, certain of its subsidiaries and the indenture trustee for the Second Priority Notes, which set forth certain amendments that eliminated most of the restrictive covenants and event of default provisions in the indenture governing the Second Priority Notes and agreed to modify the terms of any intercreditor agreement relating to the indenture.

Following the closing of the offering, the Company intends to enter into a $75 million senior secured credit facility. Nevertheless, there can be no assurance that we will be successful in doing so.

This release is not an offer to sell or a solicitation of an offer to purchase the New Notes or an offer to purchase or solicitation of an offer to sell the Second Priority Notes.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.

Forward-Looking Statements

This press release includes forward-looking statements concerning the Company’s plans and intentions regarding the use of proceeds from the offering of the New Notes. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”), which was previously filed, as well as other filings the Company has made with the Securities and Exchange Commission.